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                                                                 EXHIBIT 10.9(b)

                              USA FLORAL PRODUCTS,
                         3500 Whitehaven Parkway, N.W.
                            Washington, D.C.  20007
August 6, 1997



Robert Poirier
3500 Whitehaven Parkway, N.W.
Washington, D.C.  20007

Re:  Amendment to Employment Agreement
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Dear Bob:

USA Floral Products, Inc. (the "Company") would like to amend the terms of your employment as set forth in the Employment Agreement, dated as of April 22, 1997, between you and the Company (the "Agreement"), in the following respects:

1.   Base Salary.  Your base salary, as specified in Section 2(a) of the
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     Agreement, will be increased from $120,000 per annum to $160,000 per annum, effective immediately.

2    Stock Options.  Effective upon the consummation of an initial public
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     offering of the Company's stock (the "IPO"), you will be granted an option under the Company's 1997 Long Term Incentive Plan to purchase 110,000 shares of Company stock at a price per share equal to the IPO price. The option shall be fully vested and immediately exercisable with respect to 60,000 shares, and the other 50,000 shares shall vest at the rate of 12,500 per year on each of the first four anniversary dates of the IPO. In addition, on the first anniversary of the IPO (provided you remain employed through such date), you shall be granted a fully vested and immediately exercisable option to purchase an additional 60,000 shares at a price equal to the then market value of the Company's stock. Upon a termination of your employment by the Company without cause pursuant to Section 6(b)(iv) of the Agreement, all outstanding unvested options shall become fully vested and all options will remain exercisable for the 90 day period following your termination. Upon your resignation or other termination of employment pursuant to Section 6(b)(iv) of the Agreement, or if your employment is terminated by the Company for cause under circumstances described in clause
     (A) or (B) of Section 6(b)(iii), all unvested option shall immediately terminate and all vested options will remain exercisable for the 90 day period following your termination. If your termination
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     is by reason of death or disability pursuant to Section 6(b)(i) or (ii) of the Agreement, all unvested options shall immediately terminate and all vested options will remain exercisable for the one year period following your termination. Upon termination of your employment for cause under circumstances described in clause (C) or (D) of Section 6(b)(iii), all outstanding options, whether or not vested, shall immediately terminate. All exercisable options may be exercised through a broker-assisted "cashless" exercise arrangement to be made available by the Company.

3.   Deferred Compensation.  In lieu of paying $10,000 per annum in life
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     insurance premiums as specified in Section 3(c) of the Agreement, the
     Company will credit such amounts to a deferred compensation account to be established on your behalf. Such account will be notionally invested in such manner as you and the Company shall agree, and will be paid on the fourth anniversary of the date hereof. You will have the ability to elect to receive your account before such date (i) if you have an unforeseeable emergency, or (ii) if you agree to a reduction of your account equal to 10% of the amount withdrawn.

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If these amendment are acceptable to you, please sign and return the enclosed copy of this letter.


Sincerely,

USA FLORAL PRODUCTS, INC.



By: /s/ Robert J. Poirier
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Agreed to and Accepted by:



/s/ Robert J. Poirier
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Robert Poirier